Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CREATD, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Non-transferable rights to purchase units (1)	-	-	-	-	-	-
	Equity	Units issuable upon exercise of non-transferable rights, each consisting of one Common Stock, par value $0.001 per share, a Series A redeemable warrant and a Series B redeemable warrant	457(o)	20,000,000	$2.00	$40,000,000 (2)	0.0000927	3,708
	Equity	Common Stock included as part of the units	-	-	-	-	-	-
	Equity	Series A redeemable warrant included as part of the units (2)	457(g)	20,000,000	$3.00	$ 60,000,000(3)	0.0000927	$5,562
	Equity	Series B redeemable warrant included as part of the units (2)	457(g)	20,000,000	$6.00	$ 120,000,000 (3)	0.0000927	$11,124

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts						$220,000,000	0.0000927	$20,394
Total Fees Previously Paid						-	-	-
Total Fee Offsets						-	-	-
	Net Fee Due					$20,394

(1)	Non-transferable Rights are being issued without consideration.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(o) under the Securities Act.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(g) under the Securities Act.